Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-125987 and 333-131595, and 333-136869 each on Form S-3 of our reports dated March 16, 2007, (October 2, 2007 as to the effects of the restatement discussed in Note 21), relating to the consolidated financial statements and financial statement schedule of Winthrop Realty Trust (formerly First Union Real Estate Equity and Mortgage Investment) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10K/A (Amendment 1) of Winthrop Realty Trust for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts

January 7, 2008